Exhibit 23.3






                       Consent of Independent Accountants


As independent public accountants, we hereby consent to the incorporation by reference in the registration statements of WANG Laboratories, Inc. and subsidiaries on Form S-3 of our report dated February 24, 1998 on the audited consolidated financial statements of Olsy Belgium and subsidiaries as of September 30, 1997 and December 31, 1996, and for the nine months and year then ended, respectively, which report appears in the Proxy Statement of WANG Laboratories, Inc., dated April 21, 1999.



Arthur Anderson (Belgium)
Reviseurs d'Entreprises

/s/ Guy Wygaerts

Guy Wygaerts

May 4, 1999